Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated September 18, 2006 by and between Agnes P. Olszewski, Ph.D.(the "Executive") and Pacific Magtron International Corporation, Inc., a Nevada corporation (the "Company").

WITNESSETH:

WHEREAS, Executive and the Company wish to enter into this agreement to provide for Executive's employment by the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  Offices and Duties. The Company hereby employs Executive during the Term (as hereinafter defined) to serve as the Company’s President and Chief Executive Officer and to perform such executive and supervisory duties on behalf of the Company as the Company’s Board of Directors may from time to time reasonably direct. During such period as James P. Gilligan, Ph.D. is a consultant to or employed by the Company, Executive agrees to serve as Co-President with James P. Gilligan. Until such time as the Company employs a person to act as a controller or Chief Financial Officer, Executive also agrees to serve as the Company’s Acting Chief Financial Officer. The Company agrees to employ a person to act as a controller or Chief Financial Officer immediately after the Company receives its initial debt or equity financing. By its approval of this Agreement, the Company’s Board of Directors shall also agree to elect Executive to serve as the Company’s Chairman of the Board. Executive hereby accepts such employment and agrees that throughout the Term she shall faithfully, diligently and to the best of her ability, in furtherance of the business of the Company, perform the duties assigned to her or incidental to the offices assumed by her pursuant to this Section. Executive shall devote substantially all of her business time and attention to the business and affairs of the Company, but Executive shall not be required to devote any minimum amount of time or report or perform her duties hereunder on a fixed or periodic basis, and Executive may engage or participate in such other activities incidental to any other employment, occupation or business venture or enterprise as do not materially interfere with or compromise her ability to perform her duties hereunder. Notwithstanding the foregoing, however, until such time as the Company has received debt or equity financing aggregating not less than $1,250,000.00, Executive shall not be required to work on a full-time basis for the Company and may continue to work as a professor at Seton Hall University and during such period Executive shall be paid at a per annum rate equal to seventy-five percent (75%) of the Base Salary and, within six (6) months after such financing is received by the Company Executive shall cease her teaching activities as presently conducted by her, although Executive may continue to teach on less than a full-time basis provided that it does not materially interfere with or compromise her ability to perform her duties as a full-time employee of the Company.

2.  Term. The employment of Executive hereunder shall commence on the date hereof and end on September 30, 2010, provided, that Executive shall have the right in her sole discretion to extend the term for an additional 12 months ending on September 30, 2011, by notifying the Company in writing as such no later than January 1, 2010, subject in all respects to earlier termination upon the terms and conditions provided elsewhere herein. The term during which Executive is employed hereunder as a full time employee (and not as a consultant) shall be referred to herein as the “Term”. As used herein, “Termination Date” means the last day of the Term.

3.  Compensation.

(a)  As compensation for her services hereunder, the Company shall pay to Executive during the Term:

(i)  a base salary at the rate of $200,000.00 per annum (the “Base Salary”), subject to the provisions of Section 1 above, such Base Salary to be paid in substantially equal installments no less often than twice monthly;

(ii)  a bonus (the “5% Bonus”) in respect of each Bonus Period (as hereinafter defined), payable within ninety (90) days after the end of such Bonus Period, in an amount equal to five percent (5%) of (A) for the first three (3) years of this Agreement, EBITDA and (B) thereafter Net Income before bonus (as hereinafter defined);

(iii)   a bonus (the “Additional Bonus”) in respect of each Bonus Period, payable within ninety (90) days after the end of such Bonus Period, as follows: (A) $75,000.00, if Pre-Tax Income for the Bonus Period is between 150% and 200% of the prior fiscal year’s Pre-Tax Income; or (B) $100,000.00, if Pre-Tax Income for the Bonus Period is between 200% and 250% of the prior fiscal year’s Pre-Tax Income; or (C) $200,000.00, if Pre-Tax Income for the Bonus Period is two hundred fifty (250%) percent or greater than the prior fiscal year’s Pre-Tax Income; but in no event shall the Additional Bonus payable to Executive with respect to any Bonus Period exceed five (5%) percent of Pre-Tax Income for such Bonus Period; and

(iv)  such additional incentive or bonus compensation as the Company’s Board of Directors may from time to time determine.

(b)  For the purposes of paragraph 3(a):

(i)  “Bonus Period” is a fiscal year of the Company ending during the Term; and

(ii)  “EBITDA” means the Company’s Net Income plus any taxes, amortization and depreciation deducted in determining Net Income in accordance with generally accepted accounting principals (“GAAP”); Net Income means the Company’s Net Income as determined in accordance with GAAP.

The determination of EBITDA and Net Income and the 5% Bonus and Additional Bonus for any Bonus Period shall be determined by the Company’s Board of Directors or the Compensation Committee of the Board of Directors in accordance with the Company’s audited financial statements, which shall be conclusive and binding upon the Company and Executive.

(c)  The Company shall provide major medical, hospitalization, dental and disability insurance for the benefit of Executive and her spouse consistent with benefits made available to other of the Company’s senior executives, and the Company shall pay all premiums and any other costs or expenses incurred to maintain such policies in effect during the Term. Such coverage shall be provided in any event not later than the date the Executive becomes a full-time employee of the Company in amounts and with coverage reasonably acceptable to Executive.

(d)  In addition to her Base Salary and other compensation provided herein, Executive shall be entitled to participate, to the extent she is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan and any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan generally available to the executive officers of the Company, and to receive any other benefits or perquisites generally available to the executive officers of the Company pursuant to any employment policy or practice, which may be in effect from time to time during the Term.

(e)  During the Term, Executive shall not be entitled to additional compensation for serving in any office of the Company (or any subsidiary thereof) to which she is elected or appointed, except that, throughout any period or periods during which she shall serve as a director of the Company (or such subsidiary), Executive shall be entitled to directors’ fees in accordance with the policies and practices of the Company (or such subsidiary) then in effect.

4.  Stock Options.

(a)  Executive shall be an eligible participant under one or more stock option plans adopted by the Company.

5.  Expenses.

(a)  The Company shall pay directly, or advance funds to Executive or reimburse Executive for, all expenses reasonably incurred by her in connection with the performance of her duties as an employee or consultant hereunder, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with its then customary policies and practices.

(b)  Until such time as Executive commences full time employment pursuant to this Agreement, the Company shall grant Executive a monthly allowance in an amount sufficient to pay the costs of her personal automobile.

6.  Location; Office. Except for routine travel and temporary accommodation reasonably required to perform her services hereunder, Executive shall not be required to perform her services hereunder at any location other than the principal executive office of the Company, which office shall be located throughout the Term, at a location within a distance of 30 miles from 3 Oak Street, Teaneck, New Jersey on the date hereof, or at such other office or site to which Executive may, in her sole discretion, consent; nor shall he be required to relocate her principal residence to, or otherwise to reside at, any location specified by the Company. The Company shall provide Executive with suitable office space, furnishings and equipment, secretarial and clerical services and such other facilities and office support as Executive may reasonably request.

7.  Vacation. Executive shall be entitled to four (4) weeks paid vacation during each year of her full time employment hereunder, such vacation to be taken at such time or times as shall be agreed upon by Executive and the Company. Vacation time shall be cumulative from year to year, except that Executive shall not be entitled to take more than eight weeks vacation during any consecutive 12-month period during the Term.

8.  Key-Person Insurance. The Company shall have the right from time to time to purchase, increase, modify or terminate insurance policies on the life of Executive for the benefit of the Company in such amounts as the Company may determine in its sole discretion. In connection therewith, Executive shall, at such time or times and at such place or places as the Company may reasonably direct, submit herself to such physical examinations and execute and deliver such documents as the Company may deem necessary or appropriate.

9.  Trade Secrets.

(a) Executive shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company or its Affiliates (as defined below) or its products or services, prospective products or services, operations, business and affairs (“Confidential Information”), and shall not, at any time hereafter, use or disclose any Confidential Information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Executive agrees that:

(i)     Executive will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that she uses with her own confidential material of a similar nature;

(ii)      Executive will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

(iii)      Executive will not utilize Confidential Information without first having obtained the Company’s consent to such utilization.

“Affiliate” of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, “control” of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise. The term “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority, or any group of the foregoing acting in concert.

(b)     The commitments set forth in paragraph 9(a) shall not extend to any portion of Confidential Information:

(i)     that is generally available to the public;

(ii)     that was not acquired, directly or indirectly and/or in any manner, from the Company and which Executive lawfully had in her possession prior to the date of this Agreement; or

(iii)     that, hereafter, through no act or omission on the part of the Executive, becomes information generally available to the public.

(c)      At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of the Executive that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Executive shall, at the Company’s option, be returned to the Company or destroyed.

   (d)      In the event that Executive becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Executive shall provide the Company with prompt prior written notice of such requirement so that it (or its designees) may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, the Executive agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.

10.  Intellectual Property. Any idea, invention, design, process, system, procedure, improvement, development or discovery conceived, developed, created or made by Executive, alone or with others, during the Term and related to the business of the Company, whether or not patentable or registrable, shall become the sole and exclusive property of the Company. Executive shall disclose the same promptly and completely to the Company and shall, during the Term or thereafter, (i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any Proceeding (as hereinafter defined in Section 34), in other to obtain, maintain and protect the Company’s right therein and thereto.

11.  No Competition.

(a)   During the Restricted Period (as defined below), Executive shall not, directly or indirectly:

(i)  own, control, manage, operate, participate or invest in, or otherwise be connected with, in any manner, any business activity, venture or enterprise which is engaged in any business in the United States in which the Company (or any subsidiary thereof) is currently engaged or is engaged at the time of termination of Executive’s employment hereunder, or

(ii)  for herself or on behalf of any other person, employ or engage any person who at the time shall have been within the preceding 12-month period an employee of the Company (or such subsidiary) or contact any supplier, customer or employee of the Company (or such subsidiary) for the purpose of soliciting or diverting any supplier, customer or employee from the Company (or such subsidiary).x

(b)  The provisions of Section 11(a) notwithstanding, Executive may invest her funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Executive’s holdings therein represent less than 5% of the total number of shares or principal amount of the securities of such issuer outstanding.

(c)  Executive acknowledges that the provisions of this Section, and the period of time, geographic area and scope and type of restrictions on her activities set forth herein, are reasonable and necessary for the protection of the Company.

(d)   “Restricted Period” shall mean the period commencing on the date hereof and ending September 30, 2010; provided, however, that if Executive has exercised her option to extend the Term to September 30, 2011 in accordance with Section 2 hereof, the Restricted Period shall end September 30, 2012.

12.  Termination Upon Disability. In the event that the Board of Directors determines that the Executive is unable to perform her duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 180 days in any consecutive 12-month period, the Company shall have the right to terminate Executive’s employment hereunder within 60 days after the 180th day of her disability or incapacity by giving Executive notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such employment shall terminate. The Board of Directors’ determination shall be made after due inquiry, on the basis of convincing evidence presented in at least two medical opinions rendered by reputable physicians with experience in diagnosing and treating the condition described in the opinion.

13.  Termination for Cause.

(a)  In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Executive’s employment under this Agreement if:

(i)  Executive is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a felony offense and either Executive fails to perfect an appeal of such conviction prior to the expiration of the maximum period of time within which, under applicable law or rules of court, such appeal may be perfected or, if Executive does perfect such an appeal, her conviction of a felony offense is sustained on appeal; or

(ii)  the Company’s Board of Directors determines, after due inquiry, based on convincing evidence, that Executive has:

(A)	committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

(B)
violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other person to violate, any material law, regulation or ordinance or any material rule, regulation, policy or practice established by the Company’s Board of Directors;

(C)	willfully, or because of gross or persistent negligence failed properly to perform her material duties hereunder.

and that, in the case of any violation or failure referred to in clause (B) or (C) of this paragraph (ii) of Section 13(a), such violation or failure has caused, or is reasonably likely to cause, the Company to suffer or incur a substantial casualty, loss, penalty, expense or other liability or cost.

(b)  The Company may effect such termination for cause by giving Executive notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten (10) days prior to the date of termination set forth therein; provided however that Executive may avoid such termination if Executive, prior to the date of termination set forth in such notice, explains to the reasonable satisfaction of the Company’s Board of Directors why the facts relied upon by the Company in terminating Executive’s employment do not constitute a For Cause Event (as defined below).

(c)  In making any determination pursuant to Section 13(a) as to the occurrence of any act or event described in clauses (A) to (C) of paragraph (ii) thereof (each, a “For Cause Event”), each of the following shall constitute convincing evidence of such occurrence:

(i)  if Executive is made a party to, or target of, any Proceeding arising under or relating to any For Cause Event, Executive’s failure to defend against such Proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment, or allegation thereof asserting or based upon the occurrence of a For Cause Event;

(ii)  any judgment, award, order, decree or other adjudication or ruling in any such Proceeding finding or based upon the occurrence of a For Cause Event; or

(iii)  any settlement or compromise of, or consent decree issued in, any such Proceeding in which Executive expressly admits the occurrence of a For Cause Event;

provided that none of the foregoing shall be dispositive or create an irrebuttable presumption of the occurrence of such For Cause Event; and provided further that the Company’s Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

(d)  In determining and assessing the detrimental effect of any For Cause Event on the Company and whether such For Cause Event warrants the termination of Executive’s employment hereunder, the Company’s Board of Directors shall take the following factors, to the extent applicable and material, into account:

(i)  whether the Company’s Board of Directors directed or authorized Executive to take, or to omit to take, any action involved in such For Cause Event, or approved, consented to or acquiesced in her taking or omitting to take such action;

(ii)  any award of damages, penalty or other sanction, remedy or relief granted or imposed in any Proceeding based upon or relating to such For Cause Event, and whether such sanction, remedy or relief is sufficient to recompense the Company or any other injured person, or to prevent or to deter the recurrence of such For Cause Event;

(iii)  whether any lesser sanction would be appropriate and effective; and

(iv)  any adverse effect that the loss of Executive’s services would have, or be reasonably likely to have, upon the Company.

14.  Termination by Executive for Good Reason. In addition to any other rights or remedies provided by law or in this Agreement, Executive may terminate her employment hereunder:

(i)  if (A) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder or, (B) as a result of any action or failure to act by the Company, there is a material change in the nature or scope of the duties, obligations, rights or powers of Executive’s employment, by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least ten (10) days prior to the date of termination set forth therein; provided however that the Company may avoid such termination if it, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Executive the factual basis for termination set forth therein; or

(ii)  if a Change of Control (as hereinafter defined) occurs, by giving the Company notice to such effect within ninety (90) days after the occurrence of such Change of Control, setting forth the event or circumstance constituting such Change of Control, such termination to be effective upon the date of termination, not more than thirty (30) days after the date of such notice, set forth therein or, if no such date is set forth therein, immediately upon delivery of such notice to the Company.

15.  Voluntary Termination.

(a)   In addition to any other rights or remedies provided by law or in this Agreement, from and after the date hereof, Executive may terminate her employment hereunder by giving the Company written notice to such effect at least one hundred and eighty (180) days prior to the date of termination set forth therein.

16.  Compensation and Benefits upon Termination.

(a)  Upon termination of Executive’s employment hereunder, she shall be entitled to receive, in any case, any Base Salary pursuant to Section 3(a)(i) accrued but unpaid to the Termination Date. Any amount payable to Executive under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the Termination Date.

(b)  If Executive’s employment is terminated as a result of a “For Cause Event” pursuant to Section 13, except for the payment of any amount required to be made by Section 16(a), from and after the Termination Date, the Company shall have no further obligation to Executive hereunder, including without limitation any obligation pursuant to Section 18.

(c)  If (i) this Agreement terminates upon its scheduled expiration date (i.e. September 30, 2010 or, or, if the Executive has exercised his option to extend the Term in accordance with Section 2 hereof, September 30, 2011); or (ii) the Executive voluntarily terminates her employment pursuant to Section 15(a), Executive shall, at the option of either the Company or Executive in the case of clause (i) or at the Company’s option in the case of clause (ii), for a period of up to one (1) year thereafter act as a consultant to the Company pursuant to which he shall make himself reasonably available to assist the Company for no more than 20 hours per month, including being available via telephone to consult with respect to the day-to-day operations of the Company, its finances and financial condition, mergers and acquisitions, short-term and long-range business strategies, industry trends and other business issues. In consideration for performing these services, Executive shall be paid at a per annum rate equal to fifty percent (50%) of the Base Salary, such per annum amount to be paid in substantially equal installments no less often than twice monthly.

(d)   If the Executive’s employment (but not consultancy) is terminated (i) by her pursuant to Section 14(i); or (ii) by the Company other than as a result of a “For Cause Event” pursuant to Section 13; or (iii) as a result of the death of the Executive, she shall be entitled to receive an amount equal to the product of the Base Salary multiplied by 3 (or $600,000). Notwithstanding the foregoing, if the Executive’s employment (but not consultancy) is terminated by the Company after a Change of Control has occurred for any reason other than as a result of a “For Cause Event” pursuant to Section 13, she shall be entitled to receive, upon the terms and subject to the conditions set forth in Section 17, the Parachute Amount (as hereinafter defined in Section 17). Any amount payable to Executive under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the Termination Date.

(e)  If the Executive’s employment (but not consultancy) terminates as a result of a Change of Control pursuant to Section 14(ii), she shall be entitled to receive, upon the terms and subject to the conditions set forth in Section 17, the Parachute Amount. Any amount payable to Executive under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the Termination Date.

(f)  If the Executive’s employment is terminated by her pursuant to Section 14(i) or 14(ii) of this Agreement, or by the Company other than as a result of a “For Cause Event” pursuant to Section 13, the Executive shall be entitled for the two (2) year period following the Termination Date, or if the Executive voluntarily terminates her employment pursuant to Section 15(a) of this Agreement, the Executive shall be entitled for the one (1) year period following the Termination Date, to maintain an office either at the Company’s premises comparable in size and location to the office maintained by Executive prior to the Termination Date and receive secretarial and clerical services, all at the Company’s expense, or, at Executive’s option, if the Company is not maintaining such offices at its place of business at which Executive performed her services at the Termination Date, then the Company shall reimburse the Executive for the cost of her maintaining a comparable office, secretarial and clerical services at such other location selected by Executive. If the Executive’s employment is terminated by her pursuant to Section 14(i) or 14(ii) of this Agreement, or by the Company other than as a result of a “For Cause Event” pursuant to Section 13, or if the Executive voluntarily terminates her employment pursuant to Section 15(a) of this Agreement, the Company shall for the two (2) year period following the Termination Date maintain and pay for Executive and her family, or reimburse Executive for the cost of medical, dental, and hospitalization benefits comparable to such benefits maintained by the Company during the twelve (12) months prior to the Termination Date.

(g)       Executive shall have no obligation hereunder to seek or to accept any other employment after the Termination Date or otherwise to mitigate the payments required to be made by this Section. No compensation or other amount received or receivable by Executive on account of any employment or engagement after the Termination Date shall be offset against or deducted from any payment required to be made by this Section 16 or Section 17.

(h)         In the event the Company terminates the Executive other than as a result of a “For Cause Event” pursuant to Section 13, or if the Executive’s employment is terminated by him pursuant to Section 14(i) or 14(ii) of this Agreement, Executive shall receive as her sole and exclusive remedy and damages the payments he would otherwise be entitled to receive under the applicable provisions of this Section 16 (and, if applicable, the other benefits provided under clause (g) of this Section 16).

(i)          In the event Executive continues as a consultant to the Company pursuant to subparagraphs (c), (f)(i) or (f)(ii) of this Section16 and the consulting relationship is subsequently terminated (i) by the Company for any reason other than a For Cause Event; or (ii) by the Executive pursuant to Section 14(i); or (iii) as a result of the death of the Executive, the Company shall pay Executive (or her estate) any remaining amounts that would have otherwise been paid to her had she remained as a consultant to the end of the applicable consultancy term. Any amount payable to Executive (or her estate) under this subparagraph shall be paid promptly, and in any event within thirty (30) days after the date the Executive’s position as a consultant is terminated.

17.  Change of Control.

(a)  For the purposes of this Section 17:

(i)  The “Act” is the Securities Exchange Act of 1934, as amended.

(ii)  A “person” includes a “group” within the meaning of Section 13(d)(3) of the Act.

(iii)  “Control” is used herein as defined in Rule 12b-2 under the Act.

(iv)  “Beneficially owns” and “acquisition” are used herein as defined in Rules 13d-3 and 13d-5, respectively, under the Act.

(v)  “Non-Affiliated Person” means any person, other than Executive, an employee stock ownership trust of the Company (or any trustee thereof for the benefit of such trust), or any person controlled by Executive, the Company or such a trust.

(vi)  “Voting Securities” includes Common Stock and any other securities of the Company that ordinarily entitle the holders thereof to vote, together with the holders of Common Stock or as a separate class, with respect to matters submitted to a vote of the holders of Common Stock, but securities of the Company as to which the consent of the holders thereof is required by applicable law or the terms of such securities only with respect to certain specified transactions or other matters, or the holders of which are entitled to vote only upon the occurrence of certain specified events (such as default in the payment of a mandatory dividend on preferred stock or a scheduled installment of principal or interest of any debt security), shall not be Voting Securities.

(vii)  “Right” means any option, warrant or other right to acquire any Voting Security (other than such a right of conversion or exchange included in a Voting Security).

(viii)  The “Code” is the Internal Revenue Code of 1986, as amended.

(ix)  “Base amount,” “present value” and “parachute payment” are used herein as defined in Section 280G of the Code.

(b)  A “Change of Control” occurs when, without the consent of Executive:

(i)  a Non-Affiliated Person acquires control of the Company;

(ii)  upon an acquisition of Voting Securities or Rights by a Non-Affiliated Person from persons other than the Executive (or persons controlled by the Executive) or any change in the number or voting power of outstanding Voting Securities, such Non-Affiliated Person beneficially owns Voting Securities or Rights entitling such person to cast a number of votes (determined in accordance with Section 16(g)) equal to or greater than 25% of the sum of (A) the number of votes that may be cast by all other holders of outstanding Voting Securities and (B) the number of votes that may be cast by such Non-Affiliated Person (determined in accordance with Section 16(g)); or

(iii)  upon any change in the membership of the Company’s Board of Directors, a majority of the directors are persons who are not nominated or appointed by the Company’s Board of Directors as constituted prior to such change.

(c)  The “Parachute Amount” to which Executive shall be entitled pursuant to Section 16(d) shall equal 2.99 multiplied by the Executive’s base amount.

(d)  It is intended that the present value of any payments or benefits to Executive, whether hereunder or otherwise, that are includible in the computation of the Parachute Amount shall not exceed 2.99 times the Executive’s base amount. Accordingly, if Executive receives any payment or benefit from the Company prior to payment of the Parachute Amount which, when added to the Parachute Amount, would subject any of the payments or benefits to Executive to the excise tax imposed by Section 4999 of the Code, the Parachute Amount shall be reduced by the least amount necessary to avoid such tax. The Company shall have no obligation hereunder to make any payment or provide any benefit to Executive after the payment of the Parachute Amount which would subject any of such payments or benefits to the excise tax imposed by Section 4999 of the Code.

(e)  Any other provision hereof notwithstanding, Executive may (but only to the extent not prohibited by the United States securities laws, as then amended), prior to her receipt of the Parachute Amount pursuant to Section 17(d), waive the payment thereof, or, after her receipt of the Parachute Amount thereunder, treat some or all of such amount as a loan from the Company which Executive shall repay to the Company within 180 days after the receipt thereof, together with interest thereon at the rate provided in Section 7872 of the Code, in either case, by giving the Company notice to such effect.

(f)  Any determination of the Executive’s base amount, the Parachute Amount, any liability for excise tax under Section 4999 of the Code or other matter required to be made pursuant to this Section 17, shall be made by the Company’s regularly-engaged independent certified public accountants, whose determination shall be conclusive and binding upon the Company and Executive; provided that such accountants shall give to Executive, on or before the date on which payment of the Parachute Amount or any later payment or benefit would be made, a notice setting forth in reasonable detail such determination and the basis therefor, and stating expressly that Executive is entitled to rely thereon.

(g)   The number of votes that may be cast by holders of Voting Securities or Rights upon the issuance or grant thereof shall be deemed to be the largest number of votes that may be cast by the holders of such securities or the holders of any other Voting Securities into which such Voting Securities or Rights are convertible or for which they are exchangeable or exercisable, determined as though such Voting Securities or Rights were immediately convertible, exchangeable or exercisable and without regard to any anti-dilution or other adjustments provided for therein.

(h)  For purposes of this Agreement, Executive shall be deemed to have consented to a Change of Control only if (i) Executive, James Gilligan and members of their immediate families in the aggregate beneficially own in excess of 50% of the Company’s Voting Securities and (ii) Executive votes in favor of the Change in Control in his capacity as a shareholder of the Company.

18.  Other Termination Provisions.

(a)  Throughout the 10-year period following the Termination Date, the Company shall indemnify Executive, and hold her harmless from, any loss, damages, liability, obligation or expense that he may suffer or incur in connection with any claim made or Proceeding commenced during such period relating to her service as a director, officer, employee or agent of the Company (or any subsidiary thereof) to the same extent and in same manner as the Company shall be obligated so to indemnify Executive immediately prior to the Termination Date; provided that, if during such 10-year period the Company adopts or assumes any indemnification policy or practice with respect to its directors, officers, employees or agents that is more favorable than that in effect on the Termination Date, Executive shall be entitled to such more favorable indemnification.

(b)  Throughout the 10-year period following the Termination Date, the Company shall maintain for the benefit of Executive directors’ and officers’ liability insurance (on a “claims made” basis) providing coverage at least as favorable to Executive (including with respect to limits of liability, exclusions, and deductible and retention amounts) as that in effect on the Termination Date.

19.  Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

20.  Notices. Any notice or demand required or permitted to be given or made hereunder to or upon either party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy, telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such party at the following address:

to the Company at:	at its principal executive offices

to Executive at:	3 Oak Street
Teaneck, New Jersey

with a copy to:	Feder, Kaszovitz, Isaacson, Weber,
Skala, Bass & Rhine LLP
23rd Floor
750 Lexington Avenue
New York, New York 10022-1200
Attn: Geoffrey A. Bass, Esq.
Fax: (212) 888-7776

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section. The date of giving or making of any such notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), five business days after such notice or demand is sent; and, in the case of clause (b), the business day next following the date such notice or demand is sent.

21.  Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.

22.  Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

23.  Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New Jersey without regard to principles of choice of law or conflict of laws.

24.  Remedies. In the event of any actual or prospective breach or default by either party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.

25.  Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

26.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

27.  Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company’s business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Executive shall not have any power of anticipation, assignment or alienation of any payments required to be made to him hereunder, and no other person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Executive, or any other ruling, judgment, order, writ or decree.

28.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

29.  Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

30.  Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

31.  References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Article, Section or other part hereof.

32.  No Presumptions. Each party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other party hereto drafted or controlled the drafting of this Agreement.

33.  Certain Definitions. As used herein:

(a)  “Person” includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, government or governmental authority, agency or instrumentality, or any group of the foregoing acting in concert.

(b)  A “Proceeding” is any suit, action, arbitration, audit, investigation or other proceeding before or by any court, magistrate, arbitration panel or other tribunal, or any governmental agency, authority or instrumentality of competent jurisdiction.

34.  Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, commitment or arrangement relating thereto, written or oral, if any, which shall terminate immediately upon the commencement of the Term, except that each party thereto shall (a) remain required to perform any act and to satisfy any obligation or condition that such party is required to perform or satisfy thereunder with respect to any event occurring or circumstance existing prior to the commencement of the Term hereof (including without limitation the payment or delivery to Executive of any compensation, reimbursable expense or employee benefit or perquisite to which he may be entitled, but which has not yet been paid to him, on account of her employment under any such prior arrangement) that has not been so performed or satisfied, and (b) retain her or its right under any such prior assignment to assert or to allege any claim or cause of action relating to or based upon, or otherwise to enforce, any provision thereof with respect to any event occurring or circumstance existing during the term thereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

THE COMPANY: PACIFIC MAGTRON INTERNATIONAL CORPORATION, INC.

By:	/s/ Anthony T. Lee
Name: Anthony T. Lee Title: Chief Financial Officer

EXECUTIVE:

/s/ Agnes P. Olszewski
Agnes P. Olszewski, Ph.D.